EXHIBIT 99.1


IVI COMMUNICATIONS, INC EXECUTES LETTER OF INTENT TO ACQUIRE VALLEY INTERNET,
INC.

Los Angeles, California, October 18, 2005. IVI Communications, Inc. (OTC Bulletin Board: IVCM)(German WKN# A0DNWJ) announced today that on October 12, 2005, it executed a letter of intent to acquire Valley Internet, Inc., the premier Internet Service Provider in the Fayetteville, Tennessee area.

Stanton Walker has so far been alert and energetic in their search for those companies that will further the IVCM business model for future growth and profitability. Valley Internet has a loyal and growing customer base. The acquisition will be consummated upon successful completion of IVCM's due diligence review.

Valley Internet, Inc. serves 16 counties in Tennessee and close to 2,000 customers. They offer high quality 56k Dialup, ISDN, and ADSL Internet connections and provide low cost world-wide service via iPass Global Roaming. They also provide network consulting, web hosting, and web design services to customers located throughout the country, as well as local computer services (repairs, upgrades, and sales) in the general Lincoln County area.

"This executed letter of intent is the next step in the execution of a well-designed dynamic business plan", stated Nyhl Henson, IVI Communications CEO. "In keeping with our growth model, we will continue to search for suitable acquisition candidates in the near future and we will look to increase revenue and profitability by switching users from dial-up to broadband and by offering additional services such as fixed wireless and VOIP."

If you would like more information on IVI Communications, Inc., please visit our website at www.ivn.net, or contact Investor Relations at the number below.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, the ability to complete this and other acquisitions, or to complete them on terms suitable to IVCM, the ability to integrate acquired businesses within the IVCM's existing operations, the ability to retain the existing customers of acquired companies, market acceptance of products and technologies, competitive factors, IVCM's ability to continue to secure sources of financing and other factors described in IVCM's filings with the Securities and Exchange Commission. IVCM undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

For  Investor Relations:
     Blue-Sky Solutions, LLC
     Stephanie Soleas
     (877)4-BLUE-IR
     ivcm@blueskyir.com

Source: IVI Communications, Inc.